Exhibit 10.2

Execution Copy

AMENDMENT NO. 2 TO

ASSET PURCHASE AGREEMENT

      THIS AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT (“Amendment”) is entered into as of January 1, 2008, by and between MCI COMMUNICATIONS SERVICES, INC., a Delaware corporation (“Seller”), and GOAMERICA RELAY SERVICES CORP., a Delaware corporation formerly known as Acquisition 1 Corp. (“Buyer”; each of Buyer and Seller shall be referred to from time to time as a “Party” and collectively as the “Parties”).

R E C I T A L S

      WHEREAS, Buyer and Seller are the parties to the Asset Purchase Agreement dated as of August 1, 2007, as amended by Amendment No. 1 dated as of November 21, 2007 (as amended, the “APA”), relating to the sale by Seller and purchase by Buyer of certain assets used in the operation by Seller of a business of providing telecommunications relay services. Capitalized terms used in this Amendment without definition shall have the meanings given to them in the APA;

      WHEREAS, to accommodate Buyer’s need to arrange for accumulation and transfer of the funds needed to pay the Purchase Price at Closing, Buyer has requested that the Termination Date under the APA be extended and the Closing Date be established to occur on the amended Termination Date; and

      WHEREAS, Seller is willing to accommodate Buyer’s request upon and subject to the terms and conditions herein set forth, and accordingly the Parties wish to amend the APA as set forth in this Amendment;

      NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein contained, and intending to be legally bound, the parties hereto agree as follows:

      1.      Amendment of APA.

         (a)     The first sentence of Section 9.1(a) is amended to read in its entirety as follows:

Anything herein or elsewhere to the contrary notwithstanding, this Agreement shall terminate automatically if the Closing has not occurred by midnight Friday January 10, 2008 (the “Termination Date”).

         (b)     The first sentence of Section 10.1(a) is amended to read in its entirety as follows:

Unless this Agreement is terminated pursuant to Section 9.1, the closing (“Closing”) of the transactions contemplated by this Agreement shall take place on January 10, 2008.

         (c)     The definition of Net Working Capital in Section 1.1 is amended to read in its entirety as follows:

      “Net Working Capital” means the sum of: (x) all Trade Receivables, plus (y) prepaid expenses related to marketing and prepaid rents under Facilities Leases, minus (z) Employee Liabilities.

         (d)      The first sentence of Section 2.4.1 is amended to read in its entirety as follows:

      The aggregate consideration for the Purchased Assets shall be (a) cash in the amount of Forty-Six Million Dollars ($46,000,000.00) (the “Base Purchase Price”, comprising the Deposit and the Closing Payment), as it may be adjusted pursuant to Section 2.4.2 (as so adjusted, the “Purchase Price”), (b) the Earn-Out, and (c) the assumption of the Assumed Liabilities.

(e) Paragraph 2.4.1 is amended such that the second sentence of that paragraph reads, in its entirety, as follows:

      Prior to or simultaneously with the execution of this Agreement, Buyer shall pay to Seller a cash deposit in the amount of One Million Dollars ($1,000,000.00) in immediately available United States funds to an account designated by Seller and on January 2, 2008, Buyer shall pay to Seller a second cash deposit in the amount of One Million Dollars ($1,000,000.00) in immediately available United States funds to an account designated by Seller (both payments together the “Deposit”).

     2.      Satisfaction of Closing Conditions. Each of Buyer and Seller hereby acknowledges, confirms and agrees that each and all of the conditions set forth in Section 6.1 and 6.2 of the APA, respectively, to its obligation to consummate the transactions set forth in the APA have been and remain satisfied as of the date of this Amendment and it has no reason to believe that any such condition will not be satisfied as of the Closing Date. Buyer agrees that it shall have no further rights, and Seller shall have no further obligations, pursuant to Section 5.7 of the APA on or after the date of this Amendment.

     3.      Waiver and Release of Claims. Buyer has informally made certain claims and assertions relating to information provided by Seller to Buyer, or allegedly withheld by Seller from Buyer, relating to the Business. Buyer hereby confirms that it has satisfied itself with respect to such claims and assertions and that it knows of no basis for asserting that Seller has misrepresented the Business, the Purchased Assets or the Assumed Liabilities to Buyer or any officer, director, employee, agent or representative of Buyer. Buyer hereby waives, and releases Seller and each Seller Indemnified Party from, any and all claims and liability whatsoever for Losses relating to the Business, the Purchased Assets, the Assumed Liabilities, the APA or the dealings of the Parties connected with the negotiation and execution of the APA and the consummation of the transactions contemplated by the APA, other than Losses which Seller is obligated to indemnify against pursuant to Section 8.2 of the APA.

     4.      Best Efforts to Close. Buyer will undertake its best efforts to close the transaction contemplated by the APA as soon as possible and in any event by the Termination Date.

     5.      No Other Changes. Except as amended hereby, the APA remains in full force and effect in accordance with its terms.

     6.      Counterparts. This Amendment may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Amendment shall become binding when one or more counterparts taken together shall have been executed and delivered by all of the parties. It shall not be necessary in making proof of this Amendment or any counterpart hereof to produce or account for any of the other counterparts.

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[Signature page of Amendment No. 2 to Asset Purchase Agreement]

      IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.

GOAMERICA RELAY SERVICES CORP.		MCI COMMUNICATIONS SERVICES, INC.

By:	/s/ Dan Luis	By:	/s/ Randal S. Milch
	Name: Dan Luis Title: CEO		Name: Randal S. Milch Title: Senior Vice President and General Counsel